Exhibit 99.1

Spirit AeroSystems names Chief Operating Officer

WICHITA, Kan., Feb. 16, 2016 — Spirit AeroSystems, Inc., [NYSE:SPR] announced today that it has named Tom Gentile as executive vice president and chief operating officer (COO). Gentile will join the company April 1, reporting directly to Spirit President and Chief Executive Officer Larry Lawson.

As Spirit COO, Gentile will be responsible for the strategic leadership, profitable growth, development and operation of the company’s core business units. He will oversee all of Spirit’s programs as well as all aspects of engineering, operations and business development.

“Tom’s addition to the Spirit leadership team will further enhance both our strategic and operational focus. He has demonstrated success in managing and growing large, complex, global technology businesses across a multitude of industries,” said Lawson. “I look forward to working closely with Tom as we continue to transform Spirit into a world-class enterprise.”

Gentile has held a succession of leadership roles at General Electric divisions over the last two decades, most recently serving as president and chief operating officer of GE Capital. His GE career also included serving as president and CEO of GE Aviation’s Services division, a $7 billion global business overseeing the maintenance, repair, and overhaul of GE’s jet engines, as well as president and CEO of GE Healthcare Systems, a $14 billion global business managing all of GE’s diagnostic imaging equipment and medical devices. Prior to joining GE, Gentile spent five and a half years with McKinsey & Company.

“Spirit AeroSystems is an incredibly strong, capable global company, that has a tremendous backlog of existing orders and significant growth opportunities,” Gentile said. “I’m looking forward to working with Larry and the rest of the Spirit team to help continue propelling Spirit forward.”

Gentile holds a bachelor’s degree in Economics as well as an MBA from Harvard University. He is also active on boards for a number of non-profit organizations.

On the web: www.spiritaero.com
On Twitter: @SpiritAero

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Contact:

Jarrod Bartlett      (316) 523-5649  jarrod.s.bartlett@spiritaero.com

About Spirit AeroSystems Inc.

Spirit AeroSystems is one of the world’s largest independent producers of large aerostructures. Its core products include fuselages, pylons, nacelles and wing components. Spirit has long-term agreements in place with its largest customers, Boeing and Airbus. Other customers include Bombardier, Rolls Royce, Mitsubishi, Sikorsky and Bell Helicopter. Based in Wichita, Kansas, Spirit operates facilities in the U.S., U.K., France and Malaysia. Spirit also provides aftermarket customer support, including MRO, spare parts, and engineering services in North America, Europe and Asia.